 Exhibit 10.3

Amendment to Endorsement Split Dollar Agreement

This Amendment to Endorsement Split Dollar Agreement (this “Amendment”) is entered into effective as of this 2nd day of November, 2011 by and between Crescent State Bank, a North Carolina-chartered bank (the “Bank”), and Michael G. Carlton (the “Executive”), and amends that certain Endorsement Split Dollar Agreement effective as of October 1, 2003 among the aforesaid parties (the “Agreement”).

Whereas, as a result of participation in the Troubled Asset Relief Program Capital Purchase Program by Crescent Financial Corporation (“Crescent”), the parent holding company of the Bank, Crescent and the Bank are subject to, among other things, the executive compensation requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and as implemented by guidance and regulations issued by the Treasury Department with respect to the Capital Purchase Program, as such guidance and regulations may be amended from time to time (the “TARP Standards”), with respect to the compensation of certain current and future employees of Crescent and the Bank; and

Whereas, Crescent intends to consummate an investment transaction with Piedmont Community Bank Holdings, Inc. (“Investor”) in which Investor will make a substantial investment in Crescent and will thereby obtain voting control of Crescent and become its majority shareholder through the acquisition of its common stock as contemplated in that certain Investment Agreement dated February 23, 2011 by and among Crescent, the Bank and Investor (the “Transaction”), and the consummation of such Transaction will constitute a change in control under Section 409A of the Internal Revenue Code of 1986 (“IRC”); and

Whereas, the Agreement is maintained as part of a deferred compensation and death benefit executive compensation program together with a salary continuation arrangement maintained through that certain Second Amended Salary Continuation Agreement effective as of September 10, 2008, and last amended effective as of February 23, 2011, among the aforesaid parties (the “Salary Continuation Agreement”); and

Whereas, Crescent and the Bank have ceased benefit accruals under the Salary Continuation Agreement, and may, in certain circumstances, vest any unvested benefits under the Salary Continuation Agreement, terminate the Salary Continuation Agreement and pay out the “Accrual Balance” under the Salary Continuation Agreement to Executive in accordance with IRC Section 409A and as permitted by the TARP Standards and the parties wish to amend the Agreement in connection therewith.

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that this Agreement is amended as follows.

1.  Section 2.2 of the Agreement is amended to read as follows:

2.2 Executive’s Interest. The Executive shall have the right to designate the beneficiary of the Executive’s Interest. If, at the time of the Executive’s termination of employment with the Bank or Crescent, the Executive is or has become entitled to benefits (whether or not such benefits have been previously paid) under the Salary Continuation Agreement, or if the Executive’s termination of employment with the Bank or Crescent occurs because of the Executive’s death (except under Section 5.2 of the Salary Continuation Agreement as in effect on the date of termination of employment or, if earlier, as in effect on the date of termination of the Salary Continuation Agreement), then the beneficiary designated in accordance with the Split Dollar Policy Endorsement shall be entitled to 80% of the Net Death Proceeds (the “Executive’s Interest”). The Executive or the Executive’s transferee shall also have the right to elect and change settlement options that may be permitted for the Executive’s Interest.

2.  Section 8.2 of the Agreement is amended to read as follows:

8.2 Amendment and Termination of Agreement. This Agreement may be amended or terminated solely by a written agreement signed by the Bank and the Executive. However, this Agreement will automatically terminate and the Executive’s Interest shall be forfeited if benefits under the Salary Continuation Agreement are neither paid nor payable because of termination under Article 5 of the Salary Continuation Agreement as in effect on the date of termination of employment or, if earlier, as in effect on the date of termination of the Salary Continuation Agreement. This Agreement shall also terminate upon the occurrence of any one of the following:

(a) Surrender, lapse, or other termination of the Policy by the Bank, or

(b) Distribution of the death benefit proceeds in accordance with Section 2.2 above.

Notwithstanding any provision of this Agreement to the contrary or the termination of the Salary Continuation Agreement, in the event the investment transaction contemplated in that certain Investment Agreement dated February 23, 2011 by and among Crescent Financial Corporation,  the Bank and Piedmont Community Bank Holdings, Inc. (the “Transaction”) is closed, the Bank shall not surrender, terminate or cause or permit the lapse of the Policy and this Agreement shall not terminate or be amended to reduce the death benefit coverage provided to the Executive during such time as the Executive remains employed by the Bank following the closing of the Transaction and shall not thereafter surrender, terminate or cause or permit the lapse of the Policy or amend or terminate this Agreement, without the Executive’s express written consent, other than a termination that occurs under Article 5 of the Salary Continuation Agreement as in effect on the date of termination of employment or, if earlier, as in effect on the date of termination of the Salary Continuation Agreement, or a termination following distribution of the death benefit proceeds in accordance with Section 2.2 above.  In addition, the Bank shall provide to Executive on an annual basis a statement confirming that Executive retains the Policy and death benefit and identifying the intended beneficiary.

In Witness Whereof, the Executive and a duly authorized officer of the Bank have executed this Amendment to Endorsement Split Dollar Agreement as of the date first written above.

Executive:	Bank:
Crescent State Bank

/s/ Michael G. Carlton	By:	/s/ Bruce W. Elder
Michael G. Carlton
	Its:	SVP & CFO

	And By:	/s/ Thomas E. Holder, Jr.

	Its:	Senior Vice President